SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. _____)*

Altus Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

 02216N105

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 22 Pages

Exhibit Index Contained on Page 20

CUSIP NO. 02216N105	13 G	Page 2 of 22

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON U.S. Venture Partners VIII, L.P. (“USVP VIII”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,299,622 shares; except that Presidio Management Group VIII, L.L.C. (“PMG VIII”), the general partner of USVP VIII, may be deemed to have sole power to vote these shares, and Timothy Connors (“Connors”), Irwin Federman (“Federman”), Winston Fu  (“Fu”), Steven M. Krausz  (“Krausz”), David Liddle (“Liddle”), Jonathan D. Root (“Root”), Christopher Rust (“Rust”) and Philip M. Young (“Young”) the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,299,622 shares; except that PMG VIII, the general partner of USVP VIII, may be deemed to have the sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,299,622
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 3 of 22

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP VIII Affiliates Fund, L.P. (“USVP VIII AF”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
24,288 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
24,288 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,288
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 4 of 22

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-A, L.P. (“USVP EP VIII-A”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
30,968 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
30,968 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,968
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 5 of 22

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-B, L.P. (“USVP EP VIII-B”) Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
16,543 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
16,543 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,543
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 6 of 22

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Presidio Management Group VIII, L.L.C. Tax ID Number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 02216N105	13 G	Page 7 of 22

1	NAME OF REPORTING PERSON Timothy Connors
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 8 of 22

1	NAME OF REPORTING PERSON Irwin Federman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 9 of 22

1	NAME OF REPORTING PERSON Winston Fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 10 of 22

1	NAME OF REPORTING PERSON Steven M. Krausz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 11 of 22

1	NAME OF REPORTING PERSON David Liddle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 12 of 22

1	NAME OF REPORTING PERSON Jonathan D. Root
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 17,444 Shares, all of which are issuable upon the exercise of options.
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 17,444 Shares, all of which are issuable upon the exercise of options.
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,388,865
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.8%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 13 of 22

1	NAME OF REPORTING PERSON Christopher Rust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 14 of 22

1	NAME OF REPORTING PERSON Philip M. Young
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 Shares
6

SHARED VOTING POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 Shares
8

SHARED DISPOSITIVE POWER
3,371,421 shares, of which 3,299,622 are directly owned by USVP VIII, 24,288 are directly owned by USVP VIII AF, 30,968 are directly owned by USVP EP VIII-A and 16,543 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,371,421
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 15 of 22

ITEM 1(A).

NAME OF ISSUER

Altus Pharmaceuticals, Inc

ITEM 1(B).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

125 Sidney Street
Cambridge, MA 02139-4807

ITEM 2(A).

NAME OF PERSONS FILING

This Statement is filed by Presidio Management Group VIII, L.L.C., a Delaware limited liability company (“PMG VIII”), U.S. Venture Partners VIII, L.P., a Delaware limited partnership (“USVP VIII”), USVP VIII Affiliates Fund, L.P., a Delaware limited partnership (“USVP VIII AF”), USVP Entrepreneur Partners VIII-A, L.P., a Delaware limited partnership (“USVP EP VIII-A”), U.S. Entrepreneur Partners VIII-B, a Delaware limited partnership (“USVP EP VIII-B”), Timothy Connors (“Connors”), Irwin Federman (“Federman”), Winston Fu  (“Fu”), Steven M. Krausz  (“Krausz”), David Liddle (“Liddle”), Jonathan D. Root (“Root”) Christopher Rust (“Rust”) and Philip M. Young (“Young”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B.  Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young are managing members of PMG VIII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B.

ITEM 2(B).

ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

U.S. Venture Partners

2735 Sand Hill Road

Menlo Park, California  94025

ITEM 2(C)

CITIZENSHIP

USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B are Delaware limited partnerships.  PMG VIII is a Delaware limited liability company.  Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young are United States citizens.

ITEM 2(D) AND (E).

TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock
CUSIP  # 02216N105

ITEM 3.

Not Applicable.

CUSIP NO. 02216N105	13 G	Page 16 of 22

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, and the limited liability company agreement of PMG VIII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

CUSIP NO. 02216N105	13 G	Page 17 of 22

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.

CERTIFICATION.

Not applicable.

CUSIP NO. 02216N105	13 G	Page 18 of 22

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2007

U.S. VENTURE PARTNERS VIII, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP VIII Affiliates Fund, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-A, L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-B- L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

PRESIDIO MANAGEMENT GROUP VIII, L.L.C.

/s/ Michael Maher

A Delaware Limited Liability Company

Signature

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

Timothy Connors

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

CUSIP NO. 02216N105	13 G	Page 19 of 22

Irwin Federman

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Winston Fu

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Steven M. Krausz

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

David Liddle

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Jonathan D. Root

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Christopher Rust

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Philip M. Young

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 02216N105	13 G	Page 20 of 22

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	21

CUSIP NO. 02216N105	13 G	Page 21 of 22

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Altus Pharmaceuticals,  Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  January 22, 2007

U.S. VENTURE PARTNERS VIII, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP VIII Affiliates Fund, L.P.

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-A, L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

USVP Entrepreneur Partners VIII-B L.P.,

/s/ Michael Maher

By Presidio Management Group VIII, L.L.C.

Signature

Its General Partner

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

PRESIDIO MANAGEMENT GROUP VIII, L.L.C.

/s/ Michael Maher

A Delaware Limited Liability Company

Signature

Michael Maher

Chief Financial Officer/Attorney-In-Fact*

CUSIP NO. 02216N105	13 G	Page 22 of 22

Timothy Connors

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Irwin Federman

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Winston Fu

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Steven M. Krausz

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

David Liddle

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Jonathan D. Root

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Christopher Rust

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

Philip M. Young

/s/ Michael Maher

Michael Maher

Attorney-In-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.